                                                                Exhibit 10.14

                            AMENDED AND RESTATED
           ASSUMPTION OF LIABILITIES AND INDEMNIFICATION AGREEMENT
                               RELATING TO THE
                            GOODRICH PVC BUSINESS

        This Amended and Restated Assumption of Liabilities and Indemnification Agreement, dated and effective as of March 1, 1993 as amended and restated on April 27, 1993, is by and between:

        THE GEON COMPANY, a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Geon"), and

        THE B.F.GOODRICH COMPANY, a corporation organized and existing under the laws of the State of New York (The B.F.Goodrich Company and each of its present and former divisions and each of its subsidiaries, whether owned directly or indirectly, partially or wholly, are collectively referred to herein as "Goodrich").

        For good and valuable consideration to Geon, the receipt of which Geon hereby acknowledges, Geon does hereby assume and agree to pay, perform and discharge:

        Each and every obligation and liability of Goodrich, and Geon further agrees to defend and indemnify Goodrich, from every claim, demand, obligation, liability, cost and expense, whether absolute, accrued or contingent, whether disclosed or undisclosed, and whether in existence on or arising after the effective date hereof, of every kind and description, including without limitation compensatory, punitive and exemplary damages, and to pay and perform on behalf of Goodrich all sums and obligations which Goodrich may become obligated to pay or perform,

        Relating to or arising out of the Goodrich PVC Business (this and other capitalized terms used herein which are without definition shall have the meaning given to such term in the Amended and Restated Separation Agreement dated as of March 1, 1993, between Goodrich and Geon (the "Separation Agreement")), and/or

        Relating to or arising out of any operations of the Goodrich PVC Business heretofore conducted and discontinued by Goodrich (hereafter referred to as the "Discontinued Operations", which includes without limitation any Discontinued Operations conducted at the plants and facilities listed on Schedule I hereto or pursuant to any agreements relating to the disposition or closing of any such plants and facilities, whether or not traditionally considered part of the business conducted by the Goodrich Geon Vinyl Division or any predecessor), and/or

        Relating to or arising out of any activity or event in support of the Goodrich PVC Business, and

        Each and every obligation and liability of Goodrich specifically described below, whether or not such obligation or liability relates to or arises out of the Goodrich PVC Business:


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
        (a) All obligations and liabilities under all leases, agreements, purchase orders, sales orders and other arrangements (including express or implied warranties, claims and other rights) assigned to Geon by Goodrich, or with respect to which Goodrich has agreed to give the benefits to Geon, under the Amended and Restated General Assignment and Bill of Sale Relating to the Goodrich PVC Business, dated as of March 1, 1993 (the "Bill of Sale");

        (b) All obligations and liabilities associated with

                (i) All former employees of Goodrich whose names are listed on
        Schedule II hereto (and their beneficiaries and surviving spouses), regardless of the capacity in which such employees may have been employed by Goodrich (referred to collectively as the "Goodrich Inactives"); and

                (ii) Those employees of Goodrich who are or who become employees of Geon on or before October 1, 1994 (and their beneficiaries and surviving spouses) (referred to collectively as "Goodrich Actives"), whether or not their names are in Schedule II; and

                (iii) All former employees of Goodrich (other than Goodrich Inactives) who were at the time of their retirement or termination employed in connection with the Goodrich PVC Business (other than at the Facilities) or in a department from which employees were considered (as between Goodrich and Geon) as obligations of Geon in preparing
        Schedule II hereto (and their beneficiaries and surviving spouses) (referred to collectively as the "Goodrich Historical Employees") (the Goodrich Inactives, plus the Goodrich Actives, plus the Goodrich Historical Employees, are for ease of reference hereafter collectively referred to as "Goodrich Employees"); and

                (iv) Including without limitation those obligations and liabilities which arise under any collective bargaining agreement covering any Goodrich Employee or under any pension, post-retirement, health, accident, disability, compensation, incentive, bonus, deferred compensation, benefit restoration, defined benefit, defined contribution, interim or long-term incentive, supplemental executive retirement, vacation, leave of absence (with or without pay), life or other insurance, consulting, management continuity, survivor and other welfare benefit plans or programs, whether or not such plans or programs have been terminated, and all other employment-related claims of the Goodrich Employees, or former employees of the Goodrich PVC Business with respect to their employment, including without limitation all obligations related to contracts or agreements or claims relating to separation, severance, employment discrimination, age discrimination, equal employment opportunity, sexual harassment, affirmative action, workers' compensation, employee safety and health, personal injury, sickness or death arising out of or associated with employment by Goodrich in any capacity, and collective bargaining and other aspects of labor-management relations governed by the National Labor Relations Act, any other Federal, State, local or foreign laws or regulations relating to employment; and

        (c) All obligations and liabilities resulting from claims for losses or for personal injury or property damage, regardless of the theory of liability upon which such claims are based, including without limitation strict liability, inherently dangerous product, negligence, failure to warn, compensatory, punitive and exemplary damages, and to pay on behalf of Goodrich all sums which Goodrich should become legally obligated to pay as damages because of bodily injury, property damage, or injury to the environment relating to or arising out of the manufacture, sale, purchase, handling, distribution or use of any product (including without limitation intermediate products, co-products, by-products, wastes, precursors or raw materials) currently or formerly manufactured, sold, purchased, handled, distributed, used or otherwise dealt with, or any service directly or indirectly provided, by Goodrich in connection with the Goodrich PVC Business or any of the assets or obligations described in any Schedule to this Agreement (i) whether or not such product or service may also have been used or otherwise dealt with by Goodrich in other than the Goodrich PVC Business, (ii) whether or not Goodrich manufactured the product or provided the service or purchased the product or service in a business other than the Goodrich PVC Business, (iii) whether or not the product or service is traditionally considered part of the business conducted by the Goodrich Geon Vinyl Division or any predecessor and (iv) whether or not the assets for the manufacture of the product or the provision of the service is part of the assets transferred by Goodrich to Geon pursuant to the Separation Agreement; and

        (d) All obligations and liabilities relating to outstanding bonds, letters of credit, reimbursement agreements and indemnification and similar agreements of every kind and description entered into, or hereafter entered into, by Goodrich in connection with the Goodrich PVC Business or for the benefit of Geon, including, in the case of bonds, without limitation surety and appeal bonds, performance and return-of-money bonds, bonds entered into in connection with workers' compensation, unemployment insurance and other types of social security, and bonds entered into to secure the performance of tenders, statutory obligations, bids, leases and other similar obligations, including without limitation the bonds and other obligations listed on Schedule III hereto or reflected in the Geon Financial Statements; and

        (e) All obligations and liabilities associated with every plant or facility, whether currently operating (including without limitation those listed on Schedule IV hereto; provided, however, (i) with respect to the Shared

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
    Facilities, except as otherwise provided herein or in any Schedule hereto, only those obligations and liabilities associated with the assets transferred to Geon and (ii) with respect to the Facilities (and without limitation, the obligations and liabilities included in subparagraph (p) hereof), only those obligations and liabilities arising on or before the IPO Date regardless whether the claim is first asserted before or after the IPO Date), whether idle or sold, whether used at any time by Goodrich in connection with the Goodrich PVC Business, and whether or not such plant or facility may have also been used in a Goodrich business other than the Goodrich PVC Business, including without limitation the plants and facilities listed on Schedule I hereto; and

        (f) All obligations and liabilities associated with every contractor and/or facility used, or alleged to have been used, at any time by Goodrich for the off-site treatment, storage, disposal, recycling, reuse, reclamation, handling, and/or transportation of waste generated in connection with the operations of the Goodrich PVC Business, including without limitation those facilities and/or contractors listed on Schedule V hereto; and

        (g) The Environmental liabilities as set forth in Schedule VI; and

        (h) All obligations and liabilities of every kind and description relating to or arising out of any existing joint ventures, subsidiaries or affiliates that in any way relate to the Goodrich PVC Business, including without limitation those listed on Schedule VII hereto; and

        (i) All obligations and liabilities of every kind and description relating to or arising out of the joint ventures, subsidiaries or affiliates that have been sold, dissolved or otherwise divested that in any way relate to the Goodrich PVC Business, including without limitation those listed on Schedule VIII hereto; and

        (j) Except as may specifically be provided to the contrary in the Tax Allocation Agreement, all obligations and liabilities for Taxes (including those not yet due and payable) imposed upon or asserted against Goodrich by any federal, state, local or foreign government or other taxing authority in connection with or relating to the assets or operations of the Goodrich PVC Business and in connection with the transactions contemplated by the Separation Agreement; and

        (k) All obligations and liabilities listed on Schedule IX hereto; to the extent that Goodrich may have paid any such obligations or liabilities, such payment shall be deemed to have been advanced on behalf of Geon, and promptly following the completion of the Initial Public Offering Geon shall pay to Goodrich such sums as Goodrich may have previously paid or advanced on behalf of Geon; and


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        (l) All past, present and future obligations and liabilities arising out of or associated with the operation of the Facilities and the assets and business conveyed by BFG Intermediates Company Inc. ("BFGI") to Westlake Monomers Corporation ("Westlake") pursuant to the Master Conveyance Agreement dated March 1, 1990 (the "Westlake Business") located in Calvert City, Kentucky, including without limitation, all past, present and future environmental, health and safety obligations and liabilities heretofore or hereafter arising out of or associated with the operations of the Facilities and the Westlake Business now or in the future, and all Conditions (as that term is defined in Schedule VI hereto) now or in the future existing in, on, under or above, or migrating from, the land and/or groundwater of the Facilities or the Westlake Business; it being the intention of the parties that Geon shall pay and indemnify Goodrich against all past, present and future liabilities associated with the conduct of the Goodrich PVC Business at the Facilities or the Westlake Business or any Conditions in, on, under or above, or migrating from, the land and groundwater of the Facilities or the Westlake Business, notwithstanding that Goodrich or Westlake hold title thereto; and

        (m) All obligations and liabilities of Goodrich accrued on or before the IPO Date under the Master Conveyance Agreement and related documents dated March 1, 1990 among Goodrich, BFGI and Westlake other than the Right of First Refusal Agreement and the Option Agreement between such parties; and

        (n) All obligations and liabilities of Goodrich under the Resource Conservation and Recovery Act ("RCRA") Corrective Action program with respect to the Shared Facilities at Calvert City, Kentucky, as that program currently exists or may be amended, modified, or expanded in the future; and

        (o) All obligations and liabilities of Goodrich under

                (i) The RCRA and HSWA post-closure permits, including but not limited to the closed disposal area across Highway 1523, the closed wastewater ponds, and the aquifer stripper (including all groundwater withdrawal wells and header Systems); and

                (ii) The Superfund site at Calvert City, Kentucky; and

        (p) All obligations and liabilities of (i) BFGI under a Sale of Gas Agreement ("Gas Agreement") dated July 1, 1989, as amended, between BFGI and Air Products and Chemicals, Inc. (" Air Products") and (ii) Goodrich pursuant to an Indemnification Agreement ("Air Products Indemnification Agreement") made March 1, 1990 from Goodrich to Air Products relating to the Gas Agreement; and

        (q) Except in the case of any obligation or liability specifically assumed hereunder by being listed or described on any Schedule hereto, with


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
      respect to any obligation or liability that relates to the Goodrich PVC Business as well as any business of Goodrich other than the Goodrich PVC Business, the equitable portion of such obligation or liability that relates to the Goodrich PVC Business; and

  (r) All obligations and liabilities of whatever nature relating to or arising out of the Goodrich PVC Business and not described specifically in paragraphs (a) through (q) above.

Geon does hereby assume and agree to pay, perform and discharge the additional obligations and liabilities of Goodrich specifically listed or described on any of Schedules I through IX hereto or reflected in the Geon Financial Statements, whether or not such additional obligations and liabilities relate to the Goodrich PVC Business or traditionally are considered part of the business conducted by the Goodrich Geon Vinyl Division or any predecessor.

 PROVIDED THAT the obligations and liabilities assumed hereby are assumed by Geon only (i) to the extent such obligations and liabilities are not covered under any insurance policy or policies insuring Goodrich (whether or not Geon is also insured thereunder) at any time in effect or (ii) if covered under any such insurance policy or policies, (A) to the extent such obligations and liabilities are subject to deductibles to, or self-insured retentions in respect of, or are beyond the policy limits of, any such insurance policy or policies, (B) to the extent that, although covered by such a policy or policies, such obligations and liabilities are not paid or reimbursed by the insurer, or (C) if such obligations and liabilities are paid or reimbursed by such insurer, to the extent that such payments or reimbursements are subsequently rescinded or required to be made to any third party in connection with such insurance policy for any reason whatsoever, including as a result of any claim under any indemnification or similar agreement, any drawing under a letter of credit or any insolvency, bankruptcy, reorganization or similar status or proceeding affecting such insurer;

 PROVIDED FURTHER THAT in the event any insurer under any such insurance policy or policies insuring Goodrich denies or refuses to acknowledge coverage with respect to any such obligation or liability, or refuses to pay or reimburse Goodrich in respect of any such obligation or liability as to which coverage exists when due under the terms of such policy or policies, Geon (i) shall pay and discharge such obligation and liability when due on Goodrich's behalf and shall be subrogated to Goodrich's rights against its insurers under such insurance policy or policies in respect of such obligation or liability to the extent of any payment made or cost incurred in so paying and discharging any such obligation or liability and (ii) may take such action as it deems necessary or appropriate to challenge or contest such denial of or refusal to acknowledge coverage or such refusal to pay or reimburse and to obtain the benefits of such insurance for Goodrich, including instituting and maintaining suit or other proceedings against such insurer in Goodrich's name; Goodrich shall cooperate with Geon, at Geon's request and expense, in taking any such action (or, if Geon may not institute or maintain suit or other proceedings against such insurer in Goodrich's name, Goodrich shall, at Geon's request and expense, institute and maintain any such suit or other proceedings), and if Goodrich recovers any amount from such insurer in respect of which Geon is subrogated hereunder, Goodrich shall promptly pay such amount over to Geon;

        PROVIDED FURTHER THAT, to the extent that Geon receives the benefit of any insurance policy insuring Goodrich with respect to any Loss (as hereinafter defined), Geon shall promptly reimburse Goodrich, upon written demand by Goodrich accompanied by documentation of the circumstances set forth in this paragraph, for such amount as Goodrich is required to pay and does pay by way of retrospective premiums adjustment in respect of such insurance policy on account of any payment by the insurer thereunder in respect of such Loss;

        PROVIDED FURTHER THAT, to the extent that Geon receives the benefit of any insurance policy insuring Goodrich with respect to any Loss, if Goodrich thereafter is required to pay any amount that would have been paid under such insurance policy but for the exhaustion of the insurance available under the terms of such insurance policy on account of (among other factors) the payment by the insurer thereunder to or on behalf of Geon in respect of such Loss, Geon shall promptly pay to Goodrich, upon written demand by Goodrich accompanied by documentation of the circumstances set forth in this paragraph, the full amount of such payment to or on behalf of Geon in respect of such Loss; and

        PROVIDED FURTHER THAT Goodrich shall make available to Geon to the extent it can (but without the obligation for Goodrich to incur any costs or assume any liabilities) the benefit of any assumption of liability or indemnification provision in any agreement with third parties with respect to liabilities assumed by Geon hereby; provided however that, to the extent that Geon receives the benefit of any such provision, if Goodrich thereafter is required to pay any amount that would have been paid under such provision but for the exhaustion of benefits under such provision on account of (among other factors) the payment thereunder to or on behalf of Geon, Geon shall promptly pay to Goodrich, upon written demand by Goodrich accompanied by documentation of the circumstances set forth in this paragraph, the full amount of such payment to or on behalf of Geon; and

        PROVIDED FURTHER THAT the obligations and liabilities assumed hereunder by Geon shall not include any of the following obligations and liabilities, all of which shall be Goodrich Retained Liabilities:

        (i) Except in the case of any obligation or liability specifically assumed hereunder and/or by being listed or described on any Schedule hereto or reflected on the Geon Financial Statements, the equitable portion of any obligation or liability that relates to any business of Goodrich other than the Goodrich PVC Business;

        (ii) All obligations and liabilities (A) associated with active employees of Goodrich (other than employees whose employment by Goodrich terminates on, or is terminated prior to, the IPO Date) whose names are listed on Schedule II hereto but who do not become employees of Geon before October 1, 1994 and remain active employees of Goodrich, and (B) for pension benefits associated with Goodrich Historical Employees;

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
        (iii) All obligations and liabilities (including those not yet due and payable) for federal, state and local taxes on, or based on, income or capital (including without limitation income, profits, franchise, doing business and gross receipts taxes) occurring prior to the date of this Agreement but only to the extent reflected in the Tax Allocation Agreement; and

        (iv) Except with respect to the Gas Agreement and the Air Products Indemnification Agreement, all obligations and liabilities arising out of the operations of the Facilities after the IPO Date; provided, however, a claim which is first made after the IPO Date which relates to acts or omissions occurring on or before the IPO Date, shall be deemed to involve a claim arising on or before the IPO Date; and

        (v) Except with respect to claims (A) relating to the PVC content (or any raw material, ingredient, precursor of or any chemical breakdown, decomposition, oxidation or byproducts of the PVC content), or (B) specifically assumed by Geon in this Agreement or any Schedule attached hereto, finished products containing PVC manufactured by Goodrich in a business unit that has not traditionally been considered part of the Goodrich Geon Vinyl Division or Goodrich PVC Business.

        IN FURTHERANCE OF THE PURPOSES OF THIS ASSUMPTION, Geon hereby agrees to indemnify and hold harmless Goodrich, its successors and assigns (each, an "Indemnitee") from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or in invoking or obtaining the benefits of insurance covering Goodrich against any liabilities and obligations which would otherwise be assumed by Geon hereunder and any compensatory, punitive or exemplary damages, and to pay on behalf of Goodrich all sums which Goodrich shall become legally obligated to pay as damages because of bodily injury or property damage (collectively, "Loss") arising out of or related, or purporting to be related, in any manner to the obligations and liabilities hereby assumed by Geon.

        1. If any action is brought or any claim is made against any Indemnitee and such Indemnitee determines that indemnification with respect to such action or claim, in whole or in part, may be sought hereunder, such Indemnitee shall, reasonably promptly following the receipt of notice of such action, and may, following receipt of information indicating that an action is likely to be instituted or a claim is likely to be made, notify Geon in writing of such action or claim, and Geon shall assume the defense of such action or claim, including the employment of counsel, unless such Indemnitee reasonably determines that (w) a conflict of interest exists between Geon and such Indemnitee with respect to the defense of such action or claim, (x) where any Indemnitee believes a similar claim or action could be brought against it for a Loss not assumed by Geon, (y) such assumption of defense is objected to by the insurer under or is prohibited under any applicable insurance policy covering such Indemnitee or (z) such action or claim relates in part to matters as to which such Indemnitee is entitled to be indemnified hereunder (without regard to the existence or non-existence of insurance covering Goodrich against Loss arising out of or relating to such action or claim) and in part as to matters as to which such Indemnitee is not entitled to be indemnified hereunder (without regard to the existence or non-existence of insurance covering Goodrich against Loss arising out of or relating to such action or claim) and such Indemnitee desires to assume the defense of such action or claim. If the Indemnitee fails to give such notice of an action in a timely manner and Geon is materially prejudiced in its defense by such failure, Geon's liability in respect of such action shall be reduced to the extent of such prejudice, provided, however, Geon's liability shall not be reduced if Geon is not materially prejudiced in its defense of such action by failure of such notice.

        2. If such Indemnitee so determines that the matters specified in clause (w), (x) or (y) of paragraph 1 above apply or if Geon shall not have employed counsel and taken charge of the defense of such action at a reasonable time, except, in the latter circumstance, where such Indemnitee shall have so determined that the matters specified in clause (z) of paragraph 1 above apply and therefore proceeds in accordance with paragraph 3 below, such Indemnitee shall be entitled, upon notice to Geon, to employ its own counsel and retain control of its own defense, but at the expense of Geon.

        3. If such Indemnitee so determines that the matters specified in clause (z) of paragraph 1 apply to any such action or claim, such Indemnitee shall be entitled, upon notice to Geon, to undertake, conduct and control, through counsel of its own choosing, the settlement or defense of such action or claim, and Geon shall cooperate with such Indemnitee in connection therewith; provided that such Indemnitee (i) shall permit Geon to participate in such settlement or defense through counsel chosen by Geon whose fees and expenses shall be borne by Geon and (ii) shall conduct the settlement or defense of any such action or claim with due regard for the business interests and potential related liabilities of Geon. Provided that if such Indemnitee contests or settles such action or claim in good faith, such Indemnitee shall be entitled to be paid or reimbursed by Geon for the portion of any loss resulting from such action or claim and any expenses incurred by such Indemnitee in defending or settling such action or claim to which the indemnity under this Assumption applies. The provisions of this Assumption shall survive and shall be enforceable by Goodrich's successors and assigns. In addition, actual prior knowledge by any Indemnitee with respect to any matter as to which indemnification may be sought hereunder shall not constitute a defense to Geon or otherwise affect such Indemnitee's rights to indemnification pursuant to the provisions of this Assumption.

        NOTWITHSTANDING ANY OTHER PROVISION OF THIS ASSUMPTION OF LIABILITIES AND INDEMNIFICATION AGREEMENT, this Assumption of liabilities and Indemnification Agreement is not intended to expand the scope of any liabilities assumed hereunder or to create any liabilities for Geon that Goodrich did not previously have, and Geon does not intend hereby to undertake any liability or obligations of any Person other than Goodrich.

        THIS ASSUMPTION OF LIABILITIES AND INDEMNIFICATION AGREEMENT shall be construed and enforced in accordance with the laws of the State of Ohio applicable to agreements to be made and performed entirely within such State.

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
        IN WITNESS WHEREOF, the Patties have caused this Amended and Restated Assumption of Liabilities and Indemnification Agreement to be executed in their behalf by their duly authorized officers as of the date and year noted above.

                                        THE GEON COMPANY


                                        By: /s/ Nicholas J. Calise
                                           -----------------------------
                                           Nicholas J. Calise
                                           Secretary



Accepted and agreed on the
date set forth above.

THE B.F. GOODRICH COMPANY

By: /s/ Jon V. Heider
   -------------------------------------
   Jon V. Heider
   Senior Vice President and General Counsel

                                 Schedule I          Assumption of Liabilities

               DISCONTINUED OPERATIONS; PLANTS AND FACILITIES

Note: Foreign locations may have been owned or operated through subsidiaries or affiliated corporations, and may be included in Schedule VII or Schedule VIII.

All aspects of the entire contractual relationship between Goodrich and Epton Industries, and between Goodrich and lenders to Epton Industries, notwithstanding that substitution of Geon for Goodrich may have occurred respecting performance of some or all of such contracts. All aspects of the business acquired by Epton Industries from Goodrich.

Abadan, Iran                                    Administrative Offices:
Altamire, Mexico                                -----------------------
Auckland, New Zealand                           Atlanta, Georgia
Barry, Wales, United Kingdom                    Boston, Massachusetts
Calvert City, Kentucky++                        Carson, California
Convent, Louisiana                              Chicago, Illinois
El Tablaso, Venezuela                           Cleveland, Ohio (Chester Avenue)
Henry, Illinois++                               Cleveland, Ohio (Euclid Avenue)
Ireland                                         Englewood Cliffs, New Jersey
Long Beach, California                          Houston, Texas (Milan)
Madras, India                                   Houston, Texas (NASA One)
Metterdam, India                                Los Angeles, California
Mexico City, Mexico                             Middleburg Heights, Ohio
Niagara Falls, New York                         Tehran, Iran
Ocumare, Venezuela                              Waterloo, Ontario, Canada
Plaquemine, Louisiana
Rosario, Philippines
San Paulo, Brazil
Santa Jose, Costa Rica
Shawinigan, Quebec, Canada
Valencia, Venezuela

++ Shared Facility - Except as may be reflected otherwise in the Assumption of liabilities and Indemnification Agreement or any Schedule thereto, only with respect to the property transferred or relating to the Goodrich PVC Business

                                                     Assumption of Liabilities

                                 Schedule II

                             Goodrich Inactives




                        [Separate Computer Printout]

                                                Assumption of Liabilities

                                SCHEDULE III

                         Bonds and Other Obligations


                                                        Balance as of
                                                        March 1, 1993

Long Term Debt (Domestic)
 IDRB - Salem, NJ 1980 10.75%                           $ 2,200,000
 IDRB - Gulf Coast (Laporte 77) 6.0%                     11,730,000
 IDRB - Gulf Coast (Laporte 79) 6.75%                       499,625
 Lincoln & Southern Railroad 3.0%                           991,107
                                                        -----------
                Subtotal - Domestic Debt                $15,420,732

Long Term Debt (Foreign)
 Province of Quebec Int. Free Loan                        1,416,240
                                                        -----------
                Subtotal - Foreign Debt                 $ 1,416,240
                                                        -----------
                      Total - Domestic & Foreign Debt   $16,836,972

Capital Leases
 Independence Building 8.875%                             4,224,560
 IDRB - Ohio Air, 1975 825%                                 485,000
 IDRB - Lorain, OH 1973 5.8%                              1,000,000
 IDRB - Salem "A", NJ 1975 8.25%                            900,000
 IDRB - Salem "B", NJ 1975 8.25%                            220,000
                                                        -----------
                Total Capital Leases                    $ 6,829,560
                                                        -----------
                      Total                             $23,666,532
                                                        ===========

                                                Assumption of Liabilities

                                 Schedule IV

                        Current Plants and Facilities

                                                        Principal Nature
Location                                                of Property
--------                                                ----------------
Independence, Ohio+                                     Administrative
                                                        Headquarters

Altona, Victoria, Australia x                           Manufacturing

Avon Lake, Ohio++                                       Manufacturing; Research
                                                        and Development

Calvert City, Kentucky *                                Manufacturing

Deer Park, Texas x                                      Manufacturing

Henry, Illinois++                                       Manufacturing

Houston, Texas+                                         Administrative

LaPorte, Texas x                                        Manufacturing

Long Beach, California                                  Manufacturing

Louisville, Kentucky++                                  Manufacturing

Melbourne, Victoria, Australia x                        Administrative

Mentone, Victoria, Australia x                          Manufacturing

Niagara Falls, Ontario, Canada x                        Manufacturing

Pedricktown, New Jersey++                               Manufacturing

Plaquemine, Louisiana                                   Manufacturing

Scotford, Alberta, Canada x                             Manufacturing

Shawinigan, Quebec, Canada x                            Manufacturing

Terre Haute, Indiana                                    Manufacturing

Waterloo, Ontario, Canada x                             Administrative

+  Leased

x  Owned or leased by subsidiaries

++ Shared Facility - Except as may be reflected otherwise in the Assumption of liabilities and Indemnification Agreement or any Schedule thereto, only with respect to the property transferred or relating to the Goodrich PVC Business

* Including all liabilities of the Goodrich PVC Business related to (i) the Facilities prior to the IPO Date, and (ii) the Westlake Business, even though such assets are not conveyed to Geon pursuant to the Bill of Sale.

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
                                                     Assumption of Liabilities


                                 SCHEDULE V

                  OFF-SITE WASTE CONTRACTORS AND FACILITIES



Brio Refining
Chem Dyne
Industrial Solvents
Kramer Landfill
Lee's Lane
Silresim
Spaadra Landfill
Turtle Bayou

                                                    Assumption of Liabilities


                                 Schedule VI

                          Environmental Liabilities

I.   General Principles

     A. "Environmental liabilities" shall mean a) fines and penalties b) administrative or judicial orders c) judgments d) other legal obligations to conduct "response" activities as that term is defined at 42 USC Sec. 9601(25) and e) claims for contribution to or participation in response activities conducted by others f) claims for natural resource damages, imposed under or arising out of any federal, state, local or foreign provisions that have been enacted, adopted or promulgated regulating the discharge of materials into the environment, including but not limited to the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response and Liability Act, the Safe Drinking Water Act, the Emergency Planning and Community Right to Know Act, the Oil Pollution Act of 1990, the Pollution Prevention Act of 1990, and the Toxic Substances Control Act all as may be amended, regardless of whether such Environmental Liabilities occur on or arise from the use of property currently or formerly owned or operated by the Parties or on property owned by third parties.

     B. With regard to the property belonging to each party at the conclusion of the transaction contemplated hereby, each party shall be responsible for Conditions on its own property, except as specified in
         Section II hereof.

     C. For purposes of this Schedule the term "Conditions" shall mean the presence of any substance or contamination contained on, released to, or placed on or in the property.

     D. The following guidelines shall apply to any joint onsite Environmental Liabilities at Shared Facilities:

         1. The parties will seek to avoid governmental involvement in any onsite response actions to the extent possible.

         2. The parties will consult with each other in order to determine the timing and scope of any response actions.

         3. In the case of Pedricktown, Avon Lake Technical Center, Louisville and Calvert City, Geon shall have the right to make the final decision on the timing and scope of how to address joint Environmental Liabilities; at Henry and Avon Lake General Chemical, Goodrich shall have such right.

         4. Each party will provide reasonable access to its property to the other party for purposes of addressing joint Environmental Liabilities.

         5. To the extent that addressing a separate onsite Environmental Liability might impact the operations or obligations of the other party, the parties shall consult and attempt to reach agreement as to the appropriate course of action.

II. Onsite Environmental Liabilities arising out of Conditions that existed prior to March 1, 1993 at Shared Facilities

     A.  Henry

         All known and unknown Environmental Liabilities arising out of Conditions that existed on or before March 1, 1993, resulting from the onsite landfills or ponds, or any groundwater contamination shall be shared fifty percent (50%) Goodrich and fifty percent (50%) Geon.

     B.  Calvert City

         Geon assumes all known and unknown Environmental Liabilities arising out of (i) Conditions that existed on or before the IPO Date including those existing on Geon's property, those existing on Westlake Monomer Corporation's property, those existing on Goodrich's property (except for non-groundwater contamination caused clearly and solely by the Carbopol plant and not covered by the existing RCRA Corrective Action program), (ii) those conditions that existed prior to, on or after the IPO Date arising out of or associated with the Environmental Liabilities retained by Goodrich or of BFGI under the Master Conveyance Agreement dated March 1, 1990 among Goodrich, BFGI and Westlake; and (iii) Goodrich's obligation under the RCRA Corrective Action program, as that program may be amended, modified or expanded in the future.

     C.  Pedricktown

         Specific onsite Environmental Liabilities, known or unknown, arising out of Conditions which existed on or before March 1, 1993 shall be shared as follows:

         1. Closure of the final effluent pond--25% Goodrich and 75% Geon

         2. Closure of the stormwater pond--10% Goodrich and 90% Geon

         3. Except as provided in Paragraph II.C. 1. and 2. above and the following sentence, all ECRA investigation, procedural, and remediation costs shall be paid for 100% by Geon and shall be commenced after the initial public offering and completed in a timely manner. Soil remediation, if any, on Goodrich's property caused by the operations conducted by the Specialty Polymers and Chemicals Division of Goodrich shall be performed and paid for by Goodrich. All groundwater remediation, regardless of source, shall be paid for one hundred percent (100%) by Geon.

     D.  Louisville

         Specific onsite Environmental Liabilities arising out of Conditions that existed on or before March 1, 1993 shall be shared as follows:

         1. The costs for any groundwater remediation (except for the creosote area and any contamination from it) shall be shared fifty percent (50%) Goodrich and fifty percent (50%) Geon until chloroform under or released from Goodrich's property has been remediated to agreed concentrations. If the parties cannot agree on the appropriate level of concentration, the question may be submitted to binding dispute resolution in accordance with provisions of the Plant Services Agreement. Thereafter, all costs shall be borne by Geon. Geon shall perform all activities associated with groundwater remediation.

         2. Any additional costs associated with the closure of the mineral spirits tank (other than groundwater) will be shared fifty percent (50%) Goodrich and fifty percent (50%) Geon.

         3. Geon shall have one hundred percent (100%) of any liability associated with the "creosote area" or any contamination from it, both surface and groundwater.

     E.  Avon Lake

         Specific onsite Environmental Liabilities arising out of Conditions that existed on or before March 1, 1993 shall be shared as follows:

         If there is a groundwater study, and if the groundwater is found to be contaminated, and any contamination requiring remediation can be determined to have been caused by one party, that party shall have one hundred percent (100%) of the responsibility for any remediation. If both parties caused any contamination requiring remediation, they will share the costs for remediation of the groundwater fifty percent (50%) Goodrich and fifty percent (50%) Geon. Contamination caused by one party but not at a level requiring remediation shall not cause that party to contribute to the cost of groundwater remediation.

III. Offsite Environmental Liabilities

     A. For known and unknown offsite Environmental Liabilities arising out of Conditions that were caused by Geon's past or future operation of facilities now owned or operated and/or formerly operated exclusively by it (or the Goodrich PVC Business) Geon shall be 100% responsible. Currently identified sites in this category include:

         Brio Refining
         Chem Dyne
         Industrial Solvents
         Kramer Landfill
         Lee's Lake
         Silresim
         Spaadra Landfill
         Turtle Bayou

     B. For known and unknown offsite Environmental Liabilities arising out of Conditions that existed on or before March 1, 1993 due to the
         operation of   Shared Facilities, the initial apportionment of
         liability shall be thirty percent (30%) Goodrich's and seventy percent (70%) Geon's (subject to adjustment as set out in IV.B. below). Notwithstanding the foregoing, liability for the following identified sites shall be shared in the proportions shown:

                        Kin Buc (40% Geon/60% Goodrich)
                        Maxey flats (70% Geon/30% Goodrich)
                        Mobile Tank Service (30% Geon/70% Goodrich)
                        O'Bryan Site (75% Geon/25% Goodrich)

     C. For known and unknown offsite Environmental Liabilities arising out of Conditions that existed on or before March 1, 1993 due to the operation of one or more facilities owned or operated by Goodrich and one or more facilities owned or operated by Geon (or the Goodrich PVC Business), the nodule apportionment of liability shall be fifty percent (50%) Geon's and fifty percent (50%) Goodrich's (subject to adjustment as set out in IV.B. below).

     D. For known and unknown offsite Environmental Liabilities (other than those covered by Paragraph III.B. and C. above) arising out of contractual arrangements or other business dealings entered into by or on behalf of and for the benefit of the Goodrich PVC Business or Geon prior to or after March 1, 1993, or assigned to Geon in this agreement, Geon shall have one hundred percent (100%) of such liability.

IV.  Response to Claims Concerning Environmental Liabilities

     A. If either patty receives an Environmental Liability claim, including but not limited to governmental information requests, notices of potential responsibility under CERCLA or any state counterparts, governmental orders or suits, third-party demands or suits or any other claim, demand or action involving an Environmental Liability covered by
         Section III (hereafter "Claims") and such claim involves or may involve the other party, the following procedures shall be followed:

         1. The recipient party shall notify and provide a copy of the Claim to the other party within a reasonable time of receipt or knowledge of such Claim and the non-recipient party shall immediately assume responsibility for its portion of such Claim as if it had received the Claim itself

         2. if the Claim involves shared responsibility between Goodrich and Geon, the parties shall enter into discussions to facilitate a response to such Claim.

         3. In general, each party is responsible for representing itself as to its portion of any Claim.

         4. Notwithstanding Paragraph IV.A.3. above, if the Claim is one requiring greater involvement of one or both parties than merely preparing a response to third-party correspondence, the parties will endeavor to work cooperatively to determine a strategy for addressing such Claim; such strategy might include hiring common outside counsel or consultants, having one party act on the other party's behalf as to one or more aspects of the Claim, sharing information, or formulating a joint negotiating strategy.

         5. To the extent one party is authorized by the other to act on its behalf, the party authorizing such action shall indemnify and hold the other party harmless for the implementation of such actions.

     B. In the case of an Environmental Liability arising out of Paragraphs III.B. and C. above, the nodule percentage of each party's liability may be adjusted based on records or other information concerning the amount or kind of materials or hazardous substances disposed at that site. The parties may agree upon an interim adjusted allocation that will not be final or binding on either party if dispute resolution will be invoked. if no final agreement is reached, the allocation shall be submitted to binding dispute resolution in accordance with the provisions of the Plant Services Agreement. The burden shall be on the party seeking the adjustment to demonstrate the appropriate amount of any adjustment and the arbitrator shall resolve any dispute by adopting the allocation that is most reasonable in view of the nodule percentages and the burden on the party seeking change.
         Credit shall be given for any interim payments made by either party in calculating the final allocated amount.

                                                Assumption of Liabilities


                                Schedule VII

            Existing Joint Ventures, Subsidiaries and Affiliates



Lincoln & Southern Railroad Company
Geon Canada Inc.
BFGoodrich Australia Limited
BFGoodrich Chemical Limited
HydroGeon (formerly HydroGoodrich)
LaPorte Chemicals Corp.
The Geon Technology Company
Resintech, S.A.
BFGoodrich Chemical de Venezuela CA
150730 Canada Inc.
Goodrich Engineering Vinyls Limited

                                                    Assumption of Liabilities


                                Schedule VIII

              Corporations, Joint Ventures and Affiliates that
    Goodrich has Sold, Dissolved or Otherwise Divested, wholly or partly

ABADAN Petrochemical Company Limited
BFG Intermediates Company Inc. (formerly Convent Chemical Corporation) B.F.Goodrich Canada Limited
B.F.Goodrich Canada Inc.
138711 Canada Inc.
B.F.Goodrich Chemical (N.Z.) Limited
B.F.Goodrich Ireland Limited
B.F.Goodrich Quimica De Costa Rica
BFGoodrich Precision Plastics Pty Ltd.
BFGoodrich Trading Pty. Limited
British Geon, Ltd
Chemicals and Plastics India Limited
The Japanese Geon Co., LTD
Phillipine Vinyl Consortium, Inc.
Policyd, SA (formerly Geon de Mexico SA)
Plasticos Petroquimica, CA
Quimica Organica de Mexico, SA
S/A Geon Do Brasil

                                                    Assumption of Liabilities


                                 Schedule IX
                                 -----------

                 Specific Obligations to be Assumed by Geon


1. New York Stock Exchange Listing Fee - estimated to be $112,125

2. Engraving expenses for Geon stock certificates

3. All fees and expenses including but not limited to: counsel fees (both bank and Geon); commitment fees; structuring fees; syndication fees; termination fees; agency fees, administration and audit fees; investor fees; facility fees; and market fees in connection with any interim or permanent financing facility, including with a group of banks with Citicorp USA Inc. or its affiliate as agent.

4. All fees, costs and expenses in connection with the qualification of Geon to do business in various states, including the fees and expenses of agents for the service of process.